Exhibit 3



                     CONTRIBUTION AND SUBSCRIPTION AGREEMENT

      This CONTRIBUTION AND SUBSCRIPTION AGREEMENT (the "Agreement"), dated as of July 28, 2005, is entered into by and among William C. Stone, an individual ("Investor") and Sunshine Acquisition Corporation, a Delaware corporation ("Parent").

                                    RECITALS

      WHEREAS, Investor is currently a stockholder of SS&C Technologies, Inc., a Delaware corporation (the "Company"), and is the owner of 5,872,020 shares of common stock, par value $0.01 per share, of the Company (the "Company Common Stock");

      WHEREAS, in connection with that certain Agreement and Plan of Merger, dated as of July 28, 2005 (the "Merger Agreement"; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Merger Agreement), by and among the Company, Parent and Sunshine Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Co"), Merger Co shall merge with and into the Company with the Company as the surviving corporation (the "Merger");

      WHEREAS, subject to the terms and conditions of this Agreement, Investor desires, prior to the Merger, to contribute (the "Contribution") to Parent 4,026,845 shares of Company Common Stock (the "Rollover Shares") in exchange for 150,000 newly issued shares (the "Exchange Shares") of common stock, par value $0.01 per share, of Parent (the "Parent Common Stock"), and Parent desires to issue to Investor the Exchange Shares in exchange for Investor's contribution to Parent of the Rollover Shares;

      WHEREAS, on the terms and subject to the conditions set forth in the Equity Commitment Letter, dated as of the date hereof, by and among Carlyle Partners IV, L.P. and CP IV Co-Investment, L.P. (collectively, the "Carlyle Fund Entities") and Parent, simultaneously with the consummation of the Contribution, the Carlyle Fund Entities and/or their designees (together with the Carlyle Fund Entities, the "Carlyle Funds") will capitalize Parent with $380,000,000 in cash (or such lesser amount as may be required by the Merger Agreement or such greater amount as shall be determined to be necessary by Parent and the Carlyle Funds to consummate the Merger, the "Cash Equity Capitalization"), and Parent will issue to the Carlyle Funds, in the aggregate, a number of newly issued shares of Parent Common Stock equal to (x) the Cash Equity Capitalization, divided by (y) $1,000 (the "Carlyle Shares") as consideration for the Cash Equity Capitalization;

      WHEREAS, for United States federal income tax purposes, it is intended that the contribution by Investor of the Rollover Shares to Parent in exchange for newly issued shares of capital stock of Parent, taken together with the Cash Equity Capitalization, will qualify as a transaction described in Section 351(a) of the Internal Revenue Code of 1986, as amended; and

      WHEREAS, in connection with the consummation of the transactions contemplated by this Agreement and the Merger Agreement, Parent, Investor and the Carlyle Funds will enter into a Stockholders Agreement substantially in the form attached as Exhibit A hereto (the

"Stockholders Agreement") and a Registration Rights Agreement substantially in the form attached as Exhibit B hereto (the "Registration Rights Agreement").

      NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


                                    AGREEMENT

      Section 1.  Contribution of the Rollover Shares.

            1.1. Contribution of the Rollover Shares in Exchange for the Exchange Shares. On the terms and conditions set forth herein, (i) Investor agrees, at the Closing and simultaneously with the consummation of the Cash Equity Capitalization, to contribute to Parent the Rollover Shares, free and clear of any and all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or other voting of such Rollover Shares ("Liens"), in exchange for the issuance by Parent to Investor of the Exchange Shares and (ii) Parent agrees, at the Closing, to issue to Investor the Exchange Shares in exchange for the contribution by Investor to Parent of the Rollover Shares.

            1.2. Closing. The closing (the "Closing") of the Contribution shall occur immediately prior to the closing of the Merger. The Closing shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022 or such other place as agreed by the parties.

            1.3. Failure to Consummate the Merger. In the event that after the Contribution and exchange of the Exchange Shares for the Rollover Shares, as set forth in Section 1.1, the Merger fails to be consummated for any reason whatsoever and the Merger Agreement is terminated, the parties hereto agree that concurrently with the termination of the Merger Agreement, regardless of the price at which the shares of Company Common Stock are quoted at that time on the Nasdaq Stock Exchange or any other national securities exchange on which the common stock of the Company is listed, Parent shall return to Investor the Rollover Shares and Investor shall return to Parent the Exchange Shares issued to Investor. In such event, Investor shall have no claim against Parent under this Agreement other than the right to receive the Rollover Shares upon return of the Exchange Shares, and any right that Investor would have as a stockholder of the Company, and Investor shall have no further obligations to Parent under this Agreement.

            1.4 Conditions to Closing. The Closing of the Contribution shall be subject to the satisfaction of the following conditions unless waived in writing by Parent and Investor (in the case of clauses (a), (b), and (e)) or by Parent (in the case of clause (c)) or by Investor (in the case of clause (d)):

                  (a) No Law or Orders. No law shall have been enacted, entered, issued or promulgated (and remain in effect) by any governmental authority which prohibits consummation of the transactions contemplated hereby.

                  (b) Merger Agreement Conditions. The conditions set forth in
Article VII of the Merger Agreement shall have been satisfied or waived and the parties to the Merger Agreement shall have indicated that they intend to consummate the Merger immediately following consummation of the Contribution.

                  (c) Representations, Warranties and Covenants of Investor. All representations and warranties made in this Agreement by Investor shall be true and correct in all respects on the date when made and on and as of the date of the Closing (the "Closing Date") with the same effect as if made on and as of the Closing Date, and Investor shall have performed or complied in all material respects with all covenants and agreements to be performed by Investor under this Agreement.

                  (d) Representations, Warranties and Covenants of Parent. All representations and warranties made in this Agreement by Parent shall be true and correct in all respects on the date when made and on and as of the Closing Date with the same effect as if made on and as of the Closing Date, and Parent shall have performed or complied in all material respects with all covenants and agreements to be performed by Parent under this Agreement.

                  (e) HSR. All waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") applicable to the Contributions and the Cash Equity Capitalization shall have expired or been terminated.

            1.5. Parent Deliveries. At the Closing, Parent shall deliver to Investor the following:

                  (a) stock certificates representing the Exchange Shares;

                  (b) a certificate of Parent confirming the fulfillment of the conditions set forth in Section 1.4(d);

                  (c) the Stockholders Agreement duly executed by Parent and the other parties thereto (other than Investor); and

                  (d) a Registration Rights Agreement duly executed by Parent and the other parties thereto (other than Investor).

            1.6. Investor Deliveries. At the Closing, Investor shall deliver to Parent the following:

                  (a) stock certificates evidencing the Rollover Shares, endorsed in blank (or together with duly executed stock powers in form and substance reasonably satisfactory to Parent);

                  (b) a certificate of Investor confirming the fulfillment of the conditions set forth in Section 1.4(c);

                  (c) the Stockholders Agreement duly executed by Investor; and

                  (d) the Registration Rights Agreement duly executed by Investor.

      Section 2. Representations and Warranties of Parent. Parent hereby represents and warrants to Investor as follows:

            2.1. Organization. Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, having full corporate power and authority to own its properties and to carry on its business as conducted.

            2.2. Authority. Parent has the requisite corporate power and authority to enter into and deliver this Agreement, perform its obligations herein, and consummate the transactions contemplated hereby. Parent has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Investor, this Agreement is a valid, legal and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity).

            2.3 Shares Duly Authorized; Capitalization. All of the shares of Parent Common Stock to be issued to Investor under this Agreement, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable. The authorized capital stock of Parent consists of 600,000 shares of Parent Common Stock of which, after giving effect to the Contribution and the Cash Equity Capitalization, a number of shares equal to the sum of the Rollover Shares and the Carlyle Shares will be the only issued and outstanding shares of capital stock.

            2.4 No Conflicts; No Consents. The execution and delivery of this Agreement by Parent, the performance by Parent of its obligations hereunder, and the consummation by Parent of the transactions contemplated thereby do not and will not (a) conflict Parent's certificate of incorporation or bylaws, (b) materially violate or materially conflict with any Law applicable to Parent or any of Parent's assets or properties or (c) violate or conflict with in any material respect, result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a default) under, any agreement to which Parent is a party or by which any of its assets or properties is bound. Except for compliance with the applicable requirements of the HSR Act, no consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority, or any other Person, on the part of Parent is required to be made or obtained in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby other than any filings as may be required under applicable state "Blue Sky" laws.

            2.5 Charter and Bylaws. Parent has provided Investor with true and correct copies of the certificate of incorporation and bylaws of Parent.

            2.6 Operations of Parent. Parent was formed solely for the purpose of entering into, and engaging in the transactions contemplated by, this Agreement and the Merger Agreement and has no assets or liabilities other than its rights and obligations under or in respect of this Agreement, the Merger Agreement, the Commitment Letter, the Equity Funding Letter, that certain engagement letter, dated as of the date hereof, by and between Parent and Wachovia Capital Markets, LLC, and the fee letters and engagement letters entered into in connection with the Commitment Letter.

            2.7 No Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of the officers of Parent, threatened, against Parent or any of its Affiliates before any Governmental Authority that would or seeks to materially delay or prevent the consummation of the transactions contemplated hereby. As of the date of this Agreement, neither Parent nor any of its Affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the officers of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks to materially delay or prevent the consummation of the transactions contemplated hereby.

            2.8 Financing. Parent has delivered to the Investor true and complete copies of (a) an executed commitment letter from Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. to provide equity financing in an aggregate amount set forth therein (the "Equity Funding Letter") and (b) an executed commitment letter (the "Commitment Letter") from JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Wachovia Bank, National Association, Wachovia Investment Holdings, LLC, Wachovia Capital Markets, LLC, Bank of America, N.A., Banc of America Bridge LLC and Banc of America Securities LLC to provide debt financing in an aggregate amount set forth therein (being collectively referred to as the "Debt Financing," and together with the financing referred to in clause (a) being collectively referred to as the "Financing"). As of the date of this Agreement, neither the Equity Funding Letter or the Commitment Letter has been amended or modified except as permitted by the Merger Agreement, and the respective commitments contained in the Equity Funding Letter and, to the knowledge of Parent as of the date of this Agreement, the Commitment Letter, have not been withdrawn or rescinded in any respect. The Equity Funding Letter and, to the knowledge of Parent as of the date of this Agreement, the Commitment Letter, are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Equity Funding Letter or the Commitment Letter. The aggregate proceeds contemplated by the Equity Funding Letter and the Commitment Letter will be sufficient for Merger Co to pay the aggregate Merger Consideration and any other repayment or refinancing of debt contemplated by the Commitment Letter and to pay all related fees and expenses. Notwithstanding the foregoing, the aggregate liability of Parent for any liability under the Merger Agreement and for any breach of the representation set forth in this Section 2.8 shall not exceed the Parent Termination Fee.

      Section 3. Representations and Warranties of Investor. Investor hereby represents and warrants to Parent as follows:

            3.1. Organization. Investor is of legal age, competent to enter into a contractual obligation, and a citizen of the United States of America. The principal place of business or principal residence of Investor is as shown on
Section 9(b) of this Agreement.

            3.2. Ownership of the Rollover Shares. Other than restrictions created by the Voting Agreement, dated as of July 28, 2005, by and between Investor, Parent, Merger Co and the Company (the "Voting Agreement"), Investor is the record and beneficial owner of the Rollover Shares, free and clear of all Liens. Neither Investor nor any of his affiliates is a party to, or bound by, any contract, arrangement, agreement, instrument or order (other than this Agreement and the Voting Agreement) (i) relating to the sale, repurchase, assignment or other transfer of any capital stock or equity securities of the Company, (ii) relating to the receipt of dividends, proxy rights or voting rights of any capital stock or other equity securities of the Company or (iii) relating to the rights to registration under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of any capital stock or equity securities of the Company.

            3.3. Authority. Investor has the requisite power and authority to enter into and deliver this Agreement, perform his obligations herein, and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Investor and, assuming the due authorization, execution and delivery by Parent, this Agreement is a valid, legal and binding obligation of Investor, enforceable against Investor in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity).

            3.4. Investor Intent. Investor is acquiring the Exchange Shares for Investor's own account as principal, for investment purposes only, not for any other person or entity and not for the purposes of resale or distribution. Investor is not subscribing for the Exchange Shares from Parent in a fiduciary capacity.

            3.5. Financial Status. Investor is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act. Investor is able to bear the economic risk of an investment in shares of Parent Common Stock for an indefinite period of time, has adequate means of providing for his current financial needs and personal contingencies, has no need for liquidity in the investment in shares of Parent Common Stock, understands that Investor may not be able to liquidate his investment in Parent in an emergency, if at all, and can afford a complete loss of the investment.

            3.6. No Other Representation. Investor has received no other representations or warranties from Parent or any other person acting on behalf of the Company or Parent, other than those contained in this Agreement.

            3.7 No Conflicts; No Consents. The execution and delivery of this Agreement by Investor, the performance by Investor of his obligations hereunder and the consummation by Investor of the transactions contemplated hereby do not and will not (a) materially violate or materially conflict with any Law applicable to Investor or any of Investor's assets or properties or (b) violate or conflict with in any material respect, result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a default) under, any agreement to which Investor is a party or by which any of his assets or properties is bound. Except for compliance with the applicable requirements of the HSR Act, no consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority, or any other Person, is required to be made or obtained by Investor in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby.

            3.8 No Litigation. As of the date of this Agreement, there is no Action pending or, to Investor's knowledge, threatened, against Investor before any Governmental Authority that would or seeks to materially delay or prevent the consummation of the transactions contemplated hereby. As of the date of this Agreement, Investor is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to Investor's knowledge, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks to materially delay or prevent the consummation of the transactions contemplated hereby.

      Section 4. Agreements and Acknowledgements of Investor. Investor hereby agrees and acknowledges to Parent as follows:

            4.1. No Registration. Investor understands and agrees that the Exchange Shares are being acquired by Investor in a transaction not involving any public offering within the meaning of the Securities Act, in reliance on an exemption therefrom. Investor understands that the Exchange Shares have not been, and, except as set forth in the Registration Rights Agreement, will not be, approved or disapproved by the Securities and Exchange Commission or by any other federal or state agency, and that no such agency has passed on the accuracy or adequacy of disclosures made to Investor by Parent. No federal or state governmental agency has passed on or made any recommendation or endorsement of the Exchange Shares or an investment in Parent.

            4.2. Limitations on Disposition and Resale. Investor understands and acknowledges that the Exchange Shares have not been and will not be registered under the Securities Act, or the securities laws of any state and, unless the Exchange Shares are so registered, they may not be offered, sold, transferred or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities laws of any state or foreign jurisdiction. Investor agrees not to sell, transfer or otherwise dispose of the Exchange Shares unless the Exchange Shares have been so registered or an exemption from the requirement of registration is available under the Securities Act and any applicable state securities laws. Investor further acknowledges and agrees that his ability to dispose of the Exchange Shares will be subject to restrictions contained in the Stockholders Agreement. Investor recognizes that there will not be any public trading market for Parent Common Stock and, as a result, Investor may be unable to sell or dispose of his interest in Parent. Investor further acknowledges and agrees that, except as may be set forth in the Registration Rights Agreement and the Stockholders Agreement, Parent shall have no obligation to register shares of Parent Common Stock.

            4.3. Legend. Investor acknowledges and agrees that the Exchange Shares received in the Contributions and represented by physical certificates will bear the following legend (or one to substantially similar effect):

      "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, TRANSFERRED, OR PLEDGED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED. THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS SET FORTH IN A STOCKHOLDERS AGREEMENT, DATED AS OF __________, 2005. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST."

            4.4. Newly Formed Entity. Investor recognizes that Parent was only recently formed and, accordingly, has no financial or operating history and that the investment in Parent is extremely speculative and involves a high degree of risk.

      Section 5. Support of the Transaction. Investor and Parent shall use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Contributions and the Cash Equity Capitalization, including, without limitation, any filings pursuant to or required under the HSR Act. Parent agrees that it will not agree to any material amendment to the Merger Agreement or waive any material condition set forth in the Merger Agreement without the prior written consent of Investor.

      Section 6. Attorneys' Fees. In the event of any litigation or other legal proceeding involving the interpretation of this Agreement or enforcement of the rights or obligations of the parties hereto, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees and costs determined by a court of other adjudicator.

      Section 7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to the choice of law principles therein).

      Section 8. Specific Performance; Submission to Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in Court of Chancery or other courts of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery or other courts of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery or other courts of the State of Delaware and (iv) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 9. Each party hereto hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

      Section 9. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, (ii) five (5) days after posting in the United States mail having been sent registered or certified mail return receipt requested, or (iii) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

                  (a) If to Parent, to:

                  Sunshine Acquisition Corporation
                  c/o The Carlyle Group
                  101 South Tryon Street
                  Charlotte, NC  28280
                  Attention: Claudius E. Watts IV
                  Telecopy No.: (704) 632-0299

                  with a copy to:

                  Latham & Watkins LLP
                  555 Eleventh Street, N.W., Suite 1000
                  Washington, D.C. 20004-1304
                  Attention:  Daniel T. Lennon
                  Telecopy No.: (202) 637-2201

                  (b) If to Investor, to:

                  William C. Stone
                  12 Deer Ridge Rd.
                  Avon, CT 06001
                  Telecopy No: (860) 677-8837

                  with a copy to:

                  Cadwalader, Wickersham & Taft LLP
                  One World Financial Center
                  New York, NY 10281
                  Attention:  Louis Bevilacqua
                  Telecopy No.: (212) 504-6000

      Section 10. Assignment. No party shall have the right or the power to assign or delegate any provision of this Agreement except with the prior written consent of Parent, in the case of an assignment or delegation by Investor, or with the prior written consent of Investor, in the case of an assignment or delegation by Parent. Except as provided in the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties' respective successors, assigns, executors and administrators.

      Section 11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together, shall constitute one and the same document.

      Section 12. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only in a writing executed by the party to be bound thereby.

      Section 13. Termination of Agreement. This Agreement may be terminated by the mutual written consent of Parent and Investor. This Agreement shall terminate automatically without any action of the parties hereto upon termination of the Merger Agreement. Upon such termination, this Agreement shall not have any further force and effect; provided that termination of this Agreement shall not relieve any party from any liability for any breach of this Agreement occurring prior to such termination.

      Section 14. Further Assurances. Subject to the terms and conditions provided herein, each party hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement.

                            [Signature page follows]

      IN WITNESS WHEREOF, the parties have hereby executed this Contribution and Subscription Agreement as of the date first above written.

                                    SUNSHINE ACQUISITION CORPORATION


                                    By:   /s/ Claudius E. Watts IV
                                        ------------------------------
                                        Name:  Claudius E. Watts IV
                                        Title: President

                                     By:   /s/ William C. Stone
                                         ------------------------------
                                         William C. Stone


                                       12